Exhibit 5.5

FIRM and AFFILIATE OFFICES

www.duanemorris.com March 12, 2010 Metamora Products Corporation of Elkland 10653 South River Front Parkway Suite 300 South Jordan, UT 84095

NEW YORK

LONDON

SINGAPORE

LOS ANGELES

CHICAGO

HOUSTON

HANOI

PHILADELPHIA

SAN DIEGO

SAN FRANCISCO

BALTIMORE

BOSTON

WASHINGTON, DC

LAS VEGAS

ATLANTA

MIAMI

PITTSBURGH

NEWARK

BOCA RATON

WILMINGTON

CHERRY HILL

PRINCETON

LAKE TAHOE

HO CHI MINH CITY

RE:	Indenture dated October 27, 2009 among Headwaters Incorporated (the “Issuer”), the Guarantors listed on Schedule I thereto and Wilmington Trust FSB, as Trustee and Collateral Agent (the “Indenture”)

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Metamora Products Corporation of Elkland, a Pennsylvania corporation (the “Company”), in connection with the corporate authorization of the execution and delivery by the Company of the Indenture and the consummation by Company of the transactions contemplated thereby. This opinion is being rendered at your request.

For purposes of rendering this opinion, we have examined the following documents:

1. The Indenture, in the form filed as Exhibit 4.1 to the Issuer’s Form 8-K Report filed with the Securities and Exchange Commission on October 27, 2009;

2. A Certificate issued by the Secretary of the Commonwealth of Pennsylvania on March 3, 2010 (the “Subsistence Certificate”);

3. The Articles of Incorporation, as amended, and the Restated Bylaws, as amended, of the Company (collectively, the “Charter Documents”), in the form attached to a certificate of the secretary of the Company dated the date hereof (the “Secretary’s Certificate”);

4. A written consent of the sole director of the Company dated October 27, 2009, in the form attached to the Secretary’s Certificate; and

5. The Secretary’s Certificate.

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Metamora Products Corporation of Elkland March 12, 2010 Page 2

The foregoing documents are hereinafter referred to as the “Subject Documents.”

We have not reviewed any documents other than the Subject Documents. In particular, except for the Subject Documents, we have not reviewed any documents that may be referred to in or incorporated by reference into any of the Subject Documents. With your permission, we have conducted no independent factual investigation but have relied solely upon the Subject Documents. In the course of our examination of the Subject Documents, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as conformed or other copies and the authenticity of the originals of such documents and (iv) the legal capacity of all natural persons.

This opinion relates solely to those laws, rules and regulations of the Commonwealth of Pennsylvania (excluding securities and blue sky laws) which, in our experience, are normally applicable to the transactions contemplated by the Indenture (the “Applicable Laws”), and no opinion is expressed with respect to the laws, rules or regulations of the United States of America, any jurisdiction other than the Commonwealth of Pennsylvania or, other than the Applicable Laws, the Commonwealth of Pennsylvania.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.

2. The Company has all requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder, including its obligations under Article XI thereof (the “Guaranty”).

3. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder, including the Guaranty, have been duly authorized by all necessary corporate actions on the part of the Company.

4. No consent, approval, waiver, license or authorization or other action by or filing with any Pennsylvania governmental authority is required to be obtained or made by the Company under the Applicable Laws solely as a result of the execution and delivery by the Company of the Indenture or the performance by the Company of its obligations thereunder, including the Guaranty.

5. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder, including the Guaranty, do not and will not violate any Applicable Laws or any of the terms of the Charter Documents.

Metamora Products Corporation of Elkland March 12, 2010 Page 3

The foregoing opinions are subject to the following qualifications:

1. Our opinion in paragraph 1 above is based solely upon our review of the Subsistence Certificate, and we have assumed that the Subsistence Certificate remains accurate as of the date hereof.

2. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

3. Our opinions expressed herein are rendered as of the date hereof and are based on existing law which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the Applicable Laws or relevant facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should any Applicable Laws be changed by legislative action, judicial decision or otherwise.

The opinions expressed herein are rendered solely for your benefit in connection with the matters described in the Indenture. These opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency or quoted, cited or otherwise referenced to without our prior written consent, except that (i) Pillsbury Winthrop Shaw Pittman LLP, which is serving as your counsel in connection with a registration statement on Form S-4, Commission File No. 333-163285 (as amended, the “Registration Statement”), filed by the Issuer, the Company and the other guarantors named therein with the Securities and Exchange Commission, may rely upon this opinion letter in connection with delivering its opinion letter to be filed as an exhibit to the Registration Statement and (ii) we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, provided that in giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under Section 7 thereof.

Very truly yours,

/s/ Duane Morris LLP

TGS/tbm